Exhibit 3.21(a)

RESTATED

ARTICLES OF INCORPORATION

RAY J. SCHOLZ AND ROBERT MORRIS certify that:

1.	They are the president and secretary, respectively, of SIERRA PRECAST, INC., a California corporation.

2.	The articles of incorporation of this corporation are amended and restated to read as follows:

I.

The name of this corporation is SIERRA PRECAST, INC.

II.

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

III.

This corporation elects to be governed by all the provisions of the General Corporation Law effective January 1, 1977 not otherwise applicable to it under chapter 23 thereof.

IV.

This corporation is authorized to issue only one class of shares of stock; and the total number of shares which this corporation is authorized to issue is 75,000 common stock.

V.

The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

VI.

The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the Corporations Code) for breach of duty to the corporation and its stockholders through bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the Corporations Code.

3.	The foregoing amendment and restatement of articles of incorporation has been duly approved by the board of directors.

4.	The foregoing amendment and restatement of articles of incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the Corporation Code. The total number of outstanding common shares of the Corporation is 9,500. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was 66 2/3%.

We further declare under penalty of perjury under the law of the State of California that the matters set forth in this certificate are true and correct of our knowledge.

Date: 1-30-89

/s/ RAY J. SCHOLZ

Ray J. Scholz, President

/s/ ROBERT MORRIS

Robert Morris, Secretary